Exhibit 99.1

Black Diamond, Inc.
2084 East 3900 South,
Salt Lake City, Utah 84124

March 17, 2011

Via Regular Mail and Email (ryan_nolan@troweprice.com)

Mr. Ryan Nolan
T. Rowe Price
100 East Pratt Street
Baltimore, Maryland 21202

Dear Mr. Nolan:

I am responding to your request that T. Rowe Price and its affiliates (collectively, “T. Rowe Price”) be permitted under the Company’s Rights Agreement dated as of February 12, 2008 (the “Rights Agreement”) to acquire beneficial ownership in excess of 4.9% of the Company’s outstanding common stock on behalf of advisory clients.  We note that T. Rowe Price has beneficial ownership of 960,001 shares of common stock of Black Diamond, Inc. (the “Company”), as publicly disclosed by T. Rowe Price in the Schedule 13F filed by it with the Securities and Exchange Commission, dated February 14, 2011, for the calendar year ended December 31, 2010, which represents approximately 4.4% of the Company’s outstanding shares.

The Company’s Board of Directors has considered T. Rowe Price’s request to acquire beneficial ownership in excess of 4.9% of the Company’s outstanding shares of common stock, and has determined to approve T. Rowe Price’s request to increase its current beneficial ownership to in excess of 4.9% of the Company’s outstanding shares of common stock, provided that T. Rowe Price does not increase such ownership to in excess of 10% of the Company’s outstanding shares of common stock.   Please note that the foregoing determination is conditioned upon, and subject to, T. Rowe Price remaining continuously eligible to report its ownership of the Company’s common stock on Schedule 13G.

Should you have any further questions, please do not hesitate to contact me.

Very truly yours,

BLACK DIAMOND, INC.

By:	/s/ Peter Metcalf
Name: Peter Metcalf
Title: Chief Executive Officer and President

cc:	Mr. Warren B. Kanders, Chairman of the Board of Directors of Black Diamond, Inc.